Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made effective as of February 1, 2008 (the “Effective Date”), by and between Health Fitness Corporation, a Minnesota corporation (hereinafter called “HFC” or the “Company”), and James Reynolds (hereinafter called “Executive”).
RECITALS
     WHEREAS, Executive desires to be employed by HFC and HFC desires to employ Executive on the terms stated in this Agreement;
     WHEREAS, Executive acknowledges that Executive has been notified and recognizes that the execution of this Agreement, including specifically the restrictive covenants contained in Article IV of this Agreement, is an express condition of his employment with HFC;
     NOW, THEREFORE, in consideration of HFC hiring Executive and the continuation of his employment, any promotions, increases in compensation, and/or other benefits now or hereafter paid or made available to Executive by HFC, Executive and HFC agree as follows:
ARTICLE I
EMPLOYMENT, COMPENSATION AND BENEFITS
1.01	Employment With HFC.
(a) HFC hereby agrees to employ Executive initially in the position of Chief Medical Officer, and Executive hereby accepts such employment with HFC. Such employment shall continue indefinitely until terminated in accordance with Article II of this Agreement.
1.02	Duties.
(a) Executive agrees, during Executive’s employment, to devote Executive’s full time and best efforts to the business of HFC, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with Executive’s position, which duties and responsibilities may change from time to time. Executive’s duties and responsibilities shall be subject to determination by HFC’s Chief Executive Officer or his designee.
(b) Executive shall report to, and at all times shall be subject to the direction of, HFC’s Chief Executive Officer or his designee.
(c) Executive, at all times during Executive’s employment with HFC, shall comply with HFC’s reasonable standards, regulations and policies as determined or set forth by HFC from time to time and as applicable to employees of HFC.

(d) HFC has agreed to allow Executive to work out of a home office at his Colorado residence. Executive will cover all costs and expenses regarding the furnishing and all other costs and expenses incurred in regard to the home office, including but not limited to any rent, and he will not be reimbursed by HFC for such costs or expenses, except as set forth below in this subsection 1.02(d). Executive agrees to provide ergonomic furnishings for the home office suitable for a standard office environment. HFC will supply, or reimburse Executive for, certain equipment and supplies the Company deems necessary for Executive to do business from the home office, including a computer, printer, fax capability, voice mail, high speed internet service, installation costs for initial office and cell telephone set-up and monthly service and call charges, office supplies, and other miscellaneous items.
Executive agrees to set up the home office in such a way as to ensure that he can effectively conduct HFC business in a confidential manner and to ensure that information, communications, documents and materials relating to HFC, its business and its customers are treated in a confidential manner and are not accessible to non-HFC personnel. Executive will comply with HFC instructions as the Company may provide from time to time regarding the handling of such information, communications, documents and materials at his home office or which are accessible on computer or other electronic equipment at his home office during his employment and upon his resignation or termination of employment. Executive understands and agrees that all telephone numbers used in connection with his conduct of HFC business are the property of HFC and Executive will comply with any instructions related to the discontinuance or transfer of such numbers during his employment and upon his resignation or termination of employment. HFC may in the future and in its discretion determine that the home office arrangement does not meet HFC’s business needs and direct Executive to work on a regular basis out of one of HFC’s locations.
(e) Executive will be required to spend an appropriate amount of time each month working out of the HFC home office in Minnesota and out of the Plano, Texas office, as directed from time to time by the Chief Executive Officer or his designees. Executive shall also be required to frequently travel to other locations as needed for business purposes.
     1.03 Outside Activities. Executive shall not engage in any outside activities that conflict or appear to conflict with HFC’s interests, or that interfere in any way with Executive’s performance of Executive’s duties hereunder. In addition, Executive shall not engage in any activity that might subject HFC to criticism or adverse publicity, that might interfere with Executive’s normal work schedule, or that might interfere with Executive’s job duties. Moreover, Executive shall not, and hereby agrees not to accept remuneration of any kind from Executive’s participation in any outside activity without the express written approval of HFC.
     1.04 Annual Base Salary. Executive shall be paid a bi-weekly gross salary of $9,615.38 (which is U.S. $250,000 on an annual basis), less withholding for income and FICA taxes and any other proper deductions. Executive’s base salary will be paid to Executive in accordance with HFC’s normal payroll practices. Executive’s performance shall be reviewed annually for base salary increase each March, and such increase, if any, shall be determined by HFC in its sole discretion.
     1.05 Fringe Benefits. HFC shall provide the following fringe benefits to Executive so long as Executive is employed by HFC:
(a) Executive shall be eligible to participate in an annual calendar year bonus program subject to the specific terms and conditions of the program developed each year. Bonus eligibility for 2008 shall be prorated based on Executive’s start date.
(c) Executive shall be eligible to participate in employee benefit plans and programs offered by HFC from time to time, including, but not limited to, any medical, dental, short-term disability, long-term disability and life insurance coverage, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs.
(d) Executive shall be eligible to accrue up to 23 days of paid time off per anniversary year in accordance with HFC’s standard Paid Time Off practices and policies. In addition, Executive may be eligible for additional paid time off in accordance with HFC’s standard holiday practices and policies.
     1.06 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by HFC for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by HFC for employees from time to time) in the performance of Executive’s duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and HFC’s policies and procedures.
     1.07 Stock Options. Executive and HFC shall enter into a separate Incentive Stock Option Agreement (“ISOA”) under the Company’s Amended and Restated 2005 Stock Option Plan (the “Option Plan”), pursuant to which HFC will grant to Executive, effective on the Effective Date (the “date of grant”), options to purchase 50,000 shares of common stock of HFC. Under the ISOA, such options will vest 25% on each of the first four anniversaries of the date of grant (subject to Executive’s continued employment), will expire on the sixth anniversary of the date of grant, and will have an exercise price equal to the fair market value of HFC’s common stock on the date of grant. The full terms and conditions of such stock option will be set forth in the ISOA and shall be subject to the Option Plan, and such ISOA shall also set forth provisions regarding the termination of such options following the termination of Executive’s employment for any reason. Additional annual grants of stock options shall be as determined by the Board of Directors in accordance with and subject to the Option Plan and the terms of the stock option agreement for each such grant.
     1.08 Cash/Equity Incentive Plan. Executive will be eligible to elect to participate in either the Company’s 2007 Equity Incentive Plan or Cash Incentive Plan for the performance period beginning January 1, 2008 and ending on December 31, 2009 (the “Performance Period”). The performance objectives, terms of awards, vesting schedule and all other terms and conditions of

Executive’s awards under the 2007 Equity Incentive Plan or Cash Incentive Plan shall be determined by the Board of Directors in accordance with each such plan, as applicable; provided, that (i) if Executive elects to participate in the Cash Incentive Plan, the maximum aggregate potential cash payment to Executive under such plan for the Performance Period shall be $178,164, (ii) if Executive elects to participate in the 2007 Equity Incentive Plan, the maximum aggregate number of shares of restricted stock issuable to Executive under such plan for the Performance Period shall be determined by dividing $178,164 by the fair market value of the Company’s common stock on the Effective Date, and (iii) the determination of cash payments or vesting of restricted stock, as applicable, for the Performance Period under such plans shall be determined at the time of completion of the Company’s 2009 annual audit (subject to Executive’s continued employment at such time). The full terms and conditions of Executive’s awards shall be as further set forth in and subject to the Cash Incentive Plan, the 2007 Equity Incentive Plan, and, if applicable, a separate Restricted Stock Agreement.
ARTICLE II
TERMINATION
     2.01 Events of Termination. Executive’s employment with HFC:
(a) May be terminated by mutual written agreement of HFC and Executive.
(b) Shall terminate immediately upon the death of Executive.
(c) May be terminated upon written notice from HFC to Executive for Cause, which shall mean the following:
     (i) Failure of Executive to (a) satisfactorily, faithfully, diligently or competently perform the duties, requirements and responsibilities of Executive’s employment as contemplated by this Agreement or as assigned by HFC’s Chief Executive Officer, or (b) take reasonable direction consistent with Executive’s position from HFC’s Chief Executive Officer; or
     (ii) Failure of Executive to comply with the reasonable policies, regulations and directives of HFC as in effect from time to time; or
     (iii) Any act or omission on the part of Executive which constitutes a failure to comply with the provisions of this Agreement; or
     (iv) Any act or omission on the part of Executive which is harmful to the reputation or business of HFC, including, but not limited to, personal conduct of Executive which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of HFC’s employees; or
     (v) Conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony; or any bar against Executive from serving as a director, officer or executive of any firm the securities of which trade publicly.
     Executive’s termination for Cause shall be determined in good faith by and in the sole discretion of HFC’s Chief Executive Officer and/or his designee.
     In the event of termination pursuant to subparagraph 2.01(c)(iii), (iv) or (v), Executive’s termination shall be immediate upon the giving of written notice to Executive. However, in the event of termination pursuant to subparagraph 2.01(c)(i) or (ii), HFC’s Chief Executive Officer will provide Executive written notice (the “Cause Notice”) of proposed termination which provides (1) reasonable detail as to the cause or causes asserted by HFC and upon which the Cause Notice is based, and (2) notification of a certain period of time from receipt of such Cause Notice within which Executive shall have the opportunity to cure the performance or conduct upon which the Cause Notice is based, to the satisfaction of HFC’s Chief Executive Officer. If after the completion of the designated cure period HFC’s Chief Executive Officer determines, in his sole discretion, that Executive has failed to cure the performance or conduct, Executive will be given written notice of Executive’s termination and Executive’s employment will terminate immediately upon the giving of such notice to Executive.
(d)     May be terminated upon Executive’s inability to perform the essential functions of Executive’s position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of HFC’s Chief Executive Officer, or as may otherwise be required by applicable law.
(e)     Shall terminate at the end of the month during which Executive reaches the normal retirement date established by HFC for management employees of HFC, but in no event earlier than the compulsory retirement age permitted under applicable federal or state law for management employees.
(f)     May be terminated by Executive for any reason on thirty (30) days’ written notice to HFC.
(g)     May be terminated by HFC at any time, for any reason, immediately upon written notice to Executive.
(h)     May be terminated by HFC immediately upon written notice to Executive at any time within (6) months after a Change of Control as defined in Section 2.03 below.
     2.02 Compensation Upon Termination of Executive’s Employment. In the event that Executive’s employment with HFC terminates the following provisions shall govern as applicable:
(a) If termination occurs pursuant to subparagraph 2.01(a), (b), (c), (d), (e), or (f), Executive’s receipt of base salary and fringe benefits shall terminate as of the date of termination (except Executive shall have the right to continue certain benefits at Executive’s expense under COBRA), unless the parties agree in writing otherwise. If termination occurs pursuant to subparagraph 2.01(d), Executive acknowledges and agrees that Executive’s receipt of salary compensation between the date of disability and date of termination shall be governed by HFC’s employee benefit programs, as may be amended from time to time, to the extent Executive is eligible to participate in such programs.
(b) If termination occurs pursuant to subparagraph 2.01(g), Executive’s receipt of base salary and fringe benefits shall terminate as of the date of termination (except Executive shall have the right to continue certain benefits at Executive’s expense under COBRA). However, Executive shall receive as separation pay the equivalent of nine (9) months of Executive’s then current base salary. Executive shall be required to execute a release agreement prepared by HFC to include a general release of any and all claims in favor of HFC in exchange for Executive’s receipt of separation pay under this subparagraph 2.02(b). Any separation pay due to Executive under this subparagraph 2.02(b) shall be payable to Executive in a lump sum thirty (30) days after receipt by the Company of the signed release agreement and the expiration of any rescission periods in such agreement without rescission by Executive. Notwithstanding the foregoing, if any of the payments described in this Section 2.02 are subject to the requirements of Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A of the Code, such payments shall not be made earlier than the date that is six (6) months after Executive’s termination, but shall be paid during the calendar year following the year in which such termination occurs and within thirty (30) days of the earliest possible date permitted under Section 409A of the Code.
(c) All payments made to Executive under this Section 2.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, and (ii) owed to HFC by Executive for any amounts advanced, loaned or misappropriated in accordance with applicable law.
     2.03 Termination in the Event of a Change of Control.
(a) Change of Control Payments. If termination occurs pursuant to subparagraph 2.01(h), Executive’s receipt of base salary and fringe benefits shall terminate as of the date of termination (except Executive shall have the right to continue certain benefits at Executive’s expense under COBRA). However, Executive shall receive as separation pay the equivalent of nine (9) months of Executive’s then current base salary. Executive shall be required to execute a release agreement prepared by HFC to include a general release of any and all claims in favor of HFC in exchange for Executive’s receipt of separation pay under this subparagraph 2.03(a). Any separation pay due to Executive under this subparagraph 2.03(a) shall be payable to Executive in a lump sum thirty (30) days after receipt by the Company of the signed release agreement and the expiration of any rescission periods in such agreement without rescission by Executive. Notwithstanding the foregoing, if any of the payments described in this Section 2.03 are subject to the requirements of Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A of the Code, such payments shall not be made earlier than the date that is six (6) months after Executive’s termination, but shall be paid during the calendar year following the year in which such termination occurs and within thirty (30) days of the earliest possible date permitted under Section 409A of the Code.
(b) Limitation on Change of Control Payments. Executive shall not be entitled to receive any Change of Control Action (as defined below), which would constitute an “excess parachute payment” for purposes of Section 280G of the Code, or any successor provision, and the regulations thereunder. In the event that any Change of Control Action payable to Executive would constitute an “excess parachute payment,” then the acceleration of the exercisability of any stock options and the payments to Executive pursuant to this Section 2.03 shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. For purposes of this Section 2.03, a “Change of Control Action” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Section 280G of the Code, including, without limitation, any and all salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.
(c) Definition. For purposes of this Agreement, a “Change of Control” shall mean any of the following events occurring after the date of this Amendment:
(1) A merger or consolidation to which the Company is a party, an acquisition by the Company involving the issuance of the Company’s securities as consideration for the acquired business, or any combination of fully closed and completed mergers, consolidations or acquisitions during any consecutive twenty-four (24) month period, if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger, consolidation, or acquisition (or prior to the effective date of the first of a combination of such transactions) have, immediately following the effective date of such merger, consolidation or acquisition (or following the effective date of the last of a combination of such transactions), beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation; or
(2) The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve (12) month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this subparagraph 2.03(c), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets.
ARTICLE III
PROTECTION OF TRADE SECRETS AND
CONFIDENTIAL BUSINESS DATA
     3.01. Confidential Information. For the purposes of this Agreement, “Confidential Information” means any information not generally known to the public and proprietary to HFC and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, site processes and manuals, customer information and lists, prospective customer information and lists, pricing information and lists, fee schedules, business strategies and plans, information pertaining to the benefits HFC provides to its customers and employees, pending patentable materials and/or designs, design documentation, discoveries, improvements, ideas, documentation of meetings, tests and/or test standards, employee compensation, or manuals whether or not in document, electronic, computer or other form. For example, Confidential Information may be contained in HFC’s customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information regardless of its source, and any information which is labeled or marked as being “confidential” or “trade secret” shall be presumed to be Confidential Information. The definition of “Confidential Information” is not intended to be complete; from time to time during the term of Executive’s employment, Executive may gain access to other information not generally known to the public and proprietary to HFC concerning HFC’s business that is of commercial value to HFC, which information shall be included in the definition of “Confidential Information” above, even though not specifically listed in that definition. The definition of Confidential Information and the provisions of this Article III apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.
     3.02 Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of HFC, (directly or indirectly) disclose, assign, transfer, convey or communicate to any person or entity (including without limitation a competitor of HFC, the press, other professionals, corporations, partnerships or the public), or use for Executive’s own or another’s benefit, at any time prior to or during Executive’s employment with HFC or at any time after Executive’s termination of employment with HFC, regardless of the reason for Executive’s resignation or termination of employment, whether voluntary or involuntary. Executive further promises and agrees that Executive will faithfully abide by any rules, policies, practices or procedures existing or which may be established by HFC for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures: (a) limiting access to authorized personnel; (b) limiting copying of any writing, data or recording; (c) requiring storage of property, documents or data in secure facilities provided by HFC and limiting safe or vault lock combinations or keys to authorized personnel; and/or (d) checkout and return or other procedures promulgated by HFC from time to time.

     3.03 Return of Information/Property. Upon Executive’s resignation or termination of employment, whether voluntary or involuntary, or prior to or during Executive’s employment upon request by HFC for any reason, Executive will return to HFC any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in Executive’s possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer information and lists, prospective or potential customer information and lists, and pricing information and lists, and will take with him, upon leaving HFC’s place of business or employment with HFC, no such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of Executive’s employment or to which he had access, possession, custody or control, except with the express, written permission of HFC’s Board of Directors. Moreover, in the event of Executive’s resignation or termination of employment, whether voluntary or involuntary, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of HFC which is in Executive’s possession, custody or control shall be returned to HFC at its principal business offices on the date of Executive’s resignation or termination of employment, or within five business days thereafter if termination occurs without notice. Executive may copy, at Executive’s expense, documents, records, materials and information of HFC only with the express, written permission of HFC’s Board of Directors.
     3.04 Irreparable Harm. The parties acknowledge that HFC will suffer irreparable harm if Executive breaches Sections 3.02 or 3.03, either during or after Executive’s employment with HFC. Accordingly, HFC shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, or with the posting of a minimal bond or security where required by applicable law, enjoining or restraining Executive from any violation of Sections 3.02 or 3.03, and Executive hereby consents to HFC’s right to seek the issuance of such injunction. If HFC institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Sections 3.02 or 3.03, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party’s reasonable attorneys’ fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Section 7.08
     3.05 Survival of Provisions. The parties agree that the provisions in this Article III shall survive the termination of this Agreement and Executive’s resignation or the termination of Executive’s employment for any reason.
ARTICLE IV
NON-COMPETE; NON-SOLICITATION; NON-DISPARAGEMENT
     4.01 Non-Compete Agreement.
     (a) During Executive’s employment with HFC and for a period of eighteen (18) months after Executive’s resignation or termination of employment, whether voluntary or involuntary, Executive shall not render services, directly or indirectly, to any Conflicting Organization (as defined below) in the United States, or in any foreign country or territory in which the services Executive may provide could enhance the use or marketability of a Conflicting Product (as defined below) by application of Confidential Information that Executive shall have had access to during Executive’s employment, except that Executive may accept employment with a Conflicting Organization whose business is diversified and which is, as to that part of its business in which Executive accepts employment, not a Conflicting Organization, provided that HFC, prior to Executive’s accepting such employment, shall receive separate written assurances satisfactory to HFC from such Conflicting Organization and from Executive, that Executive will not render services directly or indirectly, for a 18-month period, in connection with any Conflicting Product. Executive also agrees that during Executive’s employment with HFC and for a period of 18 months thereafter, Executive will not render services to any other organization or person in a position in which Executive could use Confidential Information to the detriment of HFC.
     (b) “Conflicting Organization” means any person or organization that is engaged in (or about to become engaged in) research on, consulting regarding, or development, production, marketing or selling of a Conflicting Product.
     (c) “Conflicting Product” means any product, process, technology, machine, invention or service of any person or organization other than HFC in existence or under development which resembles or competes with a product, process, technology, machine, invention or service upon which Executive shall have worked or about which Executive becomes knowledgeable as a result of employment with HFC and whose use or marketability could be enhanced by application to it of Confidential Information which Executive shall have had access to during Executive’s employment.
     4.02 Non-Solicitation Agreement. During Executive’s employment with HFC and for a period of eighteen (18) months after Executive’s resignation or termination of employment, whether voluntary or involuntary, Executive shall not,
     (a) solicit HFC’s current or former customers or potential or prospective customers on behalf of himself or any other business, person or entity for the purpose of selling, offering, providing or otherwise making available products or services that are the same as or similar to those products and services that were offered by HFC at any time during Executive’s employment with HFC;
     (b) exploit or use contacts, developed or made during Executive’s employment with HFC, for the purpose of soliciting HFC’s current or former customers or potential or prospective customers on Executive’s behalf or the behalf of any other business, person or entity for purpose of selling, offering, providing or otherwise making available products or services that are the same as or similar to those products and services that were offered by HFC at any time during Executive’s employment with HFC; or

     (c) directly or indirectly, induce or attempt to induce, any of HFC’s then current employees or independent contractors to terminate their employment, contractual or other relationship with HFC, or otherwise interfere or attempt to interfere with that existing employment or other relationship with HFC.
     4.03 Non-Disparagement. During Executive’s employment with HFC and at all times thereafter, Executive shall not disparage or defame, or allow or cause others to disparage or defame, HFC, its Board of Directors, directors, officers, employees, customers, or vendors.
     4.04 Irreparable Harm. The parties acknowledge that HFC will suffer irreparable harm if Executive breaches Section 4.01, 4.02 or 4.03. Accordingly, HFC shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, or with the posting of a minimal bond or security where required by applicable law, enjoining or restraining Executive from any violation of Section 4.01, 4.02 or 4.03 and Executive hereby consents to HFC’s right to seek the issuance of such injunction. If HFC institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Section 4.01, 4.02 or 4.03 then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party’s reasonable attorneys’ fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Section 7.08.
     4.05 Limit to Extent Enforceable. In the event that a court of competent jurisdiction determines that any of the provisions of Section 4.01, 4.02 or 4.03 are unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision of Section 4.01, 4.02 or 4.03 invalid in its entirety. This provision shall not be construed as an admission by HFC, but is only included to provide HFC with the maximum possible protection for its business, Confidential Information, trade secrets and data, consistent with the right of Executive to earn a livelihood subsequent to the termination of Executive’s employment.
     4.06 Compliance. To enable HFC to monitor Executive’s compliance with the obligations imposed by this Agreement, including Sections 4.01, 4.02 and 4.03, Executive shall, during the eighteen (18) months following Executive’s termination or resignation, inform HFC of the identity of any new employer of Executive and of Executive’s job title and responsibilities with any such employer.
     4.07 Survival of Provisions. The parties agree that the provisions in this Article IV shall survive termination of this Agreement and Executive’s resignation or the termination of Executive’s employment for any reason.
ARTICLE V
INVENTIONS
     5.01 Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of HFC’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of HFC.
     5.02 Disclosure. Executive shall promptly and fully disclose to HFC and will hold in trust for HFC sole right and benefit any Invention which Executive, during the period of Executive’s employment (including during non-working hours), makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that: (a) relates to any subject matter pertaining to Executive’s employment; (b) relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of HFC; or (c) involves the use of any time, material, or facility of HFC.
     5.03 Assignment of Ownership. Executive hereby assigns to HFC all of Executive’s right, title, and interest in and to all such inventions as described in Section 5.02 and, upon HFC’s request, Executive shall execute, verify, and deliver to HFC such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable HFC to obtain the sole right, title, and benefit to all such inventions.
     5.04 Excluded Inventions. It is further agreed, and Executive is hereby so notified, that the above agreement to assign inventions to HFC does not apply to any invention for which no equipment, supplies, facility, or Confidential Information of HFC was used, which was developed entirely on Executive’s own time, and (a) which does not relate (i) directly to the business of HFC or (ii) to HFC’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Executive for HFC.
     5.05 Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the inventions, by description, if any, in which Executive possesses any right, title, or interest prior to this employment and the execution of this Agreement, which are not subject to the terms of this Agreement.
     5.06 Specific Performance; Attorney Fees. Executive expressly acknowledges and agrees that any violation of any terms of Sections 5.02 or 5.03 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Sections 5.02 or 5.03. If HFC institutes any action against Executive, alone or in conjunction with any third party or parties, to enforce any term or provision of Sections 5.02 or 5.03, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party’s reasonable attorneys’ fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Section 7.08.
     5.07 Survival of Provisions. The parties agree that the provisions in this Article V shall survive termination of this Agreement and Executive’s resignation or the termination of Executive’s employment for any reason.

ARTICLE VI
ARBITRATION
     6.01 Agreement to Arbitrate. With the exception of HFC’s right to seek injunctive relief in connection with breaches by Executive of Sections 3.02, 3.03, 4.01, 4.02, 4.03 and/or 5.02 or 5.03 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive’s resignation or termination of employment under this Agreement.
     6.02 Discovery. In addition to any other procedures provided for under the rules of the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take at least one deposition at least 14 days prior to any hearing.
     6.03 Costs. The costs of proceedings under Article VI shall be paid in accordance with the provisions of Article VII below.
ARTICLE VII
MISCELLANEOUS
     7.01 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota without reference to its conflict of laws principles.
     7.02 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.
     7.03 No Conflicting Obligations. Executive represents and warrants to HFC that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of Executive’s obligations hereunder. Specifically, but without limiting the generality of the foregoing, Executive warrants and represents to HFC that he is not currently bound and will not be bound in the future by any confidentiality agreements and/or restrictive covenants that may and/or will restrict Executive’s ability to perform Executive’s duties hereunder. Moreover, Executive agrees that he will not enter into any confidentiality agreements and/or restrictive covenants during Executive’s employment with HFC that may or will restrict Executive’s ability to perform Executive’s duties hereunder, with the exception of any confidentially agreements and/or restrictive covenants entered into by and between Executive and HFC.
     7.04 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of Executive’s rights or duties hereunder, or any compensation due to him hereunder,

to any other person. This Agreement may be assigned by HFC. This Agreement is binding on any successors or assigns of HFC.
     7.05 Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.
     7.06 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:
(a) To HFC by notice to the Chief Executive Officer
(b) To Executive at Executive’s home address as it then appears on the records of HFC, it being the duty of Executive to keep HFC informed of Executive’s current home address at all times.
The date on which notice to HFC or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally or deposited in a mail box or slot or left with security or administrative personnel, at Executive’s residence by a representative of HFC or any messenger or delivery service.
     7.07 Survival of Provisions. The parties agree that the provisions in Articles III, IV, V, VI, and VII shall survive termination of this Agreement and Executive’s resignation or termination from employment for any reason.
     7.08 Payment of Fees and Expenses. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VI, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the “prevailing party”), then the non-prevailing party shall pay all of its and the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses. In the event Executive is terminated pursuant to Section 2.01(c) and challenges HFC’s determination of Cause, HFC and Executive shall each bear its/his own expenses in connection with any proceeding initiated by Executive with respect to the determination as to “Cause.”
     7.09 Term. This Agreement shall be effective from the Effective Date (Executive’s first day of employment) and shall continue until terminated in accordance with the provisions set forth in this Agreement.
     7.10 Modification. This Agreement supersedes any and all prior oral and written understandings and agreements, if any, between the parties relating to the subject matter hereof. This Agreement sets forth the entire understandings and agreements between and among the parties and is the complete and exclusive statement of the terms and conditions thereof. No modification, termination, discharge or attempted waiver of any provision of this Agreement will be valid unless it is made in writing and signed by the party against whom the same is sought to be enforced, and is specifically identified as a modification, termination, release, waiver or discharge of this Agreement. Notwithstanding anything in this Agreement to the contrary, HFC expressly reserves the right to amend this Agreement to the extent necessary to prevent the income tax and excise tax and interest penalties set out in Code Section 409A as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder from being applied to the Executive.
     7.11 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.
     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date written above.

HEALTH FITNESS CORPORATION

By	/s/ Gregg Lehman
Gregg Lehman
Its:	Chief Executive Officer

EXECUTIVE

/s/ James Reynolds

James Reynolds